Exhibit 99.1

Final

FIDELIS INSURANCE HOLDINGS LIMITED

2023 SHARE INCENTIVE PLAN

Adopted by the Board of Directors: May 15, 2023

Approved by the Shareholders: May 15, 2023

Termination Date: May 14, 2033

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of such individuals with those of such shareholders. The Plan authorizes the award of Share-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of shareholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b) “Award” means any Option, Restricted Share, Restricted Share Unit, Share Appreciation Right, or other Share-based award granted under the Plan.

(c) “Award Agreement” means an Option Agreement, a Restricted Share Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other Share-based Award granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting an indictable offence or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Participant for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award following such Termination that would have been forfeited or reacquired under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(f) “Change in Control” means:

(1) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(2) the date, within any consecutive twenty-four (24)-month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3) the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s shareholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were issued and outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the issued and outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(4) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities issued and outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of issued and outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(h) “Committee” means the Board, the Compensation Committee of the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(i) “Company” means Fidelis Insurance Holdings Limited, a Bermuda exempted company, and its successors by operation of law.

(j) “Corporate Event” has the meaning set forth in Section 11(b) hereof.

(k) “Data” has the meaning set forth in Section 21(g) hereof.

(l) “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

(m) “Disqualifying Disposition” means any disposition (including any sale) of Shares acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Shares.

(n) “Effective Date” means May 15, 2023, which is the date on which the Plan was approved by the Board.

(o) “Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates, (2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, shareholder or partner) and who is designated as eligible by the Committee, and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided, that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided, further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.

(p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(q) “Expiration Date” means, with respect to an Option or Share Appreciation Right, the date on which the term of such Option or Share Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(r) “Fair Market Value” means, as of any date when the Shares are listed on one or more national securities exchange(s), the closing price reported on the principal national securities exchange on which such Shares are listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Shares are not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per Share.

(s) “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(t) “IPO” means an initial underwritten public offering of the Company’s equity securities pursuant to an effective Form S-1 or Form F-1 registration statement filed under the Securities Act or similar law or regulation governing the offering and sale of securities in a jurisdiction other than the United States.

(u) “IPO Date” means the effective date of the registration statement for the IPO, subject to the consummation of the IPO.

(v) “Lock-Up Period” has the meaning set forth in Section 10(a) hereof.

(w) “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(x) “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Shares at a specified price during a specified time period.

(y) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(z) “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(aa) “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(bb) “Permitted Transfer” means any transfer by a Participant of all or any portion of his or her Shares to (1) any trust established for the sole benefit of such Participant or such Participant’s spouse or direct lineal descendants, (2) any other entity (including an individual retirement account or similar investment account) in which the direct and beneficial owner of all voting securities of such entity is held by such Participant, (3) such Participant’s heirs, executors, administrators, or personal representatives upon the death, incompetency, or Disability of such Participant, or (4) subject to approval of the Company, a person or persons who acquire a proprietary interest in Shares pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation Section 1.421-1(b)(2).

(cc) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(dd) “Plan” means this Fidelis Insurance Holdings Limited 2023 Share Incentive Plan, as amended from time to time.

(ee) “Restricted Share” means a Share, granted to a Participant under Section 6 hereof, that is subject to certain restrictions and to a risk of forfeiture to or reacquisition by the Company for no further consideration.

(ff) “Restricted Share Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Share Award.

(gg) “Restricted Share Unit” means a notional unit, granted to a Participant under Section 7 hereof, representing the right to receive one Share (or the cash value of one Share, if so determined by the Committee) on a specified settlement date.

(hh) “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Share Units.

(ii) “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Share Appreciation Rights.

(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(kk) “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(ll) “Share Appreciation Right” means a conditional right, granted to a Participant under Section 8 hereof, to receive an amount equal to the value of the appreciation in a Share over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 11(b) hereof, Share Appreciation Rights shall be settled in Shares.

(mm) “Shares” means common shares, par value US $0.01 per share, of the Company, and such other securities as may be substituted for such shares pursuant to Section 11 hereof.

(nn) “Substitute Award” has the meaning set forth in Section 4(a) hereof.

(oo) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, (x) if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder, and (y) if so determined by the Committee at the time of a furlough, temporary layoff or similar event with respect to a Participant, such furlough, temporary layoff or similar event will not be deemed to be a Termination hereunder until such time as the Committee determines that a Termination has occurred. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. For the avoidance of doubt, in the event that a Participant provides notice of his or her intention to resign at a future date, the Service Recipient may, in its sole and absolute discretion, accelerate such date of Termination without changing the characterization of such Termination, and such Termination shall remain a resignation by the Participant. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

(pp) “U.S. Taxpayer” means an individual Person who is or, in the Committee’s discretion, is reasonably likely to become subject to taxation in the United States.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number of Shares subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its shareholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to (1) accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines), and (2) modify the performance goals and/or performance periods with respect to any Award subject to performance-based vesting criteria. For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(b) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) must be expressly approved by the Committee.

(c) Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and

457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4. Shares Available Under the Plan; Other Limitations.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11 hereof, the total number of Shares available for delivery in connection with Awards under the Plan shall equal 4,913,1191. Shares delivered under the Plan shall consist of authorized and unissued shares or previously issued shares reacquired by the Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of Shares available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition, including following the IPO Date as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of Shares actually delivered differs from the number of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, reacquired, settled in cash, or otherwise terminated without delivery to the Participant of the full number of Shares to which the Award related, the undelivered Shares will again be available for grant. Shares withheld, surrendered or acquired in payment of the exercise price or taxes relating to an Award shall not be deemed to constitute shares delivered to the Participant and shall be deemed to again be available for delivery under the Plan.

(c) Incentive Stock Options. No more than 4,615,500 Shares (subject to adjustment as provided in Section 11 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.2

(d) Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) or other

[1]

Equal to the sum of (i) 4,615,500 Shares (which number of Shares reflects the 1-for-0.92 reverse share split that became effective as of June 16, 2023), and (ii) 297,619 Shares (which number of Shares is equal to four percent (4%) on a fully diluted basis of the Shares sold by the Company in connection with its IPO (rounded down to the nearest Share) determined as of the consummation of the IPO).

[2]	The number of Shares set forth in this Section 4(c) reflects the 1-for-0.92 reverse share split that became effective as of June 16, 2023.

applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Shares reserved and available for delivery in connection with Awards under the Plan; provided, that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

(e) Limitation on Awards.

(1) Non-Directors. The maximum value of any Awards granted to a Participant who is not a non-employee director of the Company in any one calendar year shall not exceed US $20,000,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

(2) Non-Employee Directors. Following the IPO Date, the maximum value of any Awards granted to a non-employee director of the Company in any one calendar year, taken together with any cash fees paid to such non-employee director during such calendar year in respect of the non-employee director’s services as a member of the Board during such year, shall not exceed US $1,000,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

5. Options.

(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the shareholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per Share for each Option shall be set by the Committee at the time of grant; provided, that the exercise price per Share for each Option granted to an Eligible Person that is a U.S. Taxpayer shall not be less than the Fair Market Value on the date of grant (except with respect to any Option intended to comply with Section 409A of the Code), subject to Section 5(g) hereof in the case of any Incentive Stock Option; provided, further, in the case of an Option that is a Substitute Award, the exercise price per Share for such Option may be less than the Fair Market Value on the date of grant if such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d) Payment for Shares. Payment for Shares acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (2) by delivery of Shares having a value equal to the exercise price, (3) following the IPO Date, by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with Shares subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of Shares underlying the Option so exercised reduced by the number of Shares equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available on or following the date on which the Company (or any of its Affiliates) files an initial registration statement for an IPO.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease, (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g) Special Provisions Applicable to Incentive Stock Options.

(1) No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.

(2) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds US $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an Incentive Stock Option.

6. Restricted Shares.

(a) General. Restricted Shares may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Shares shall be set forth in separate Restricted Share Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Share Agreement, the Participant shall generally have the rights and privileges of a shareholder as to such Restricted Shares, including the right to vote such Restricted Shares. Unless otherwise set forth in a Participant’s Restricted Share Agreement, cash dividends and share dividends, if any, with respect to the Restricted Shares shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture or reacquisition to the same degree as the Restricted Shares to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Shares shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Share Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Shares at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Shares shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Share Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Shares prior to the time the Restricted Shares have vested pursuant to the terms of the Restricted Share Agreement.

(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Share Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Shares have vested, (1) all vesting with respect to such Participant’s Restricted Shares outstanding shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested Restricted Shares at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Shares (as adjusted for any subsequent changes in the issued and outstanding Shares or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Shares prior to the date of repurchase and (B) the Fair Market Value on the date of such repurchase; provided, that, if the original purchase price paid for the Restricted Shares is equal to zero dollars (US $0), such unvested Restricted Shares shall be forfeited to or reacquired by the Company for no consideration as of the date of such Termination.

7. Restricted Share Units.

(a) General. Restricted Share Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Share Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b) Vesting. Restricted Share Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Share Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Share Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c) Settlement. Restricted Share Units shall be settled in Shares, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Share Units prior to settlement.

(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Share Units have been settled, (1) all vesting with respect to such Participant’s Restricted Share Units outstanding shall cease, (2) all of such Participant’s unvested Restricted Share Units outstanding shall be forfeited to or reacquired by the Company for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Share Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8. Share Appreciation Rights.

(a) General. Share Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Share Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Share Appreciation Rights.

(b) Term. The term of each Share Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Share Appreciation Right granted hereunder shall be exercisable after, and each Share Appreciation Right shall expire, ten (10) years from the date it was granted.

(c) Base Price. The base price per Share for each Share Appreciation Right shall be set by the Committee at the time of grant; provided, that the base price per Share for each Share Appreciation Right granted to an Eligible Person that is a U.S. Taxpayer shall not be less than the Fair Market Value on the date of grant (except with respect to any Share Appreciation Right intended to comply with Section 409A of the Code); provided, further, in the case of a Share Appreciation Right that is a Substitute Award, the base price per Share for such Share Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d) Vesting. Share Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Share Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Share Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Share Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Share Appreciation Right expires, is canceled or otherwise terminates.

(e) Payment upon Exercise. Payment upon exercise of a Share Appreciation Right may be made in cash, Shares, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each Share underlying the portion of the Share Appreciation Right so exercised, equal to the difference between the base price of such Share Appreciation Right and the Fair Market Value of one (1) Share on the exercise date. For purposes of clarity, each Share to be issued in settlement of a Share Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) Share on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Share Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Share Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Share Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Share Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Share Appreciation Rights outstanding shall cease, (ii) all of such Participant’s unvested Share Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Share Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Share Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9. Other Share-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Shares as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10. Restrictions on Shares.

(a) Prohibition on Transfers. Except as provided by the Committee in an Award Agreement or otherwise or pursuant to Section 10(b), Shares acquired by a Participant pursuant to the issuance, vesting, exercise, or settlement of any Award granted hereunder may not be sold, transferred, pledged, assigned, hypothecated, or otherwise encumbered or disposed of, nor may a Participant (or any transferee) sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of his, her or its right to receive all or any portion of the future proceeds to be received upon the sale, transfer or other disposition of such Shares, in either case, prior to the one hundred eightieth (180th) day following the IPO Date (or such other period as may reasonably be requested by the Company or the underwriter(s) for the IPO to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules or amendments thereto) (the “Lock-Up Period”). If requested by the underwriters managing any public offering, each Participant shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Shares (or securities) subject to the foregoing restriction until the end of such Lock-Up Period.

(b) Permitted Transfers. Shares acquired upon issuance, vesting, exercise, or settlement of any Award may be transferred in connection with a Permitted Transfer; provided, however, that it shall be a condition of each such Permitted Transfer that (1) the transferee agrees to be bound by the terms of the Plan, the applicable Award Agreement, and, if requested by the Company, the shareholders’ or similar agreement, as though no such transfer had taken place, and (2) the Participant has complied with all applicable laws in connection with such transfer. The Participant and the transferee shall execute any documents reasonably required by the Committee to effectuate such Permitted Transfer and be bound by the terms of the Plan, the applicable Award Agreement, and, if requested by the Company, the shareholders’ or similar agreement. The provisions set forth in this Section 10(b) will be inoperative following the expiration of the Lock-Up Period.

(c) Shareholders’ or Similar Agreement. Except as provided by the Committee in an Award Agreement or otherwise, in the event that a Participant is a party to any shareholders’ or similar agreement with the Company containing similar provisions to those set forth in this Section 10, the provisions of this Section 10 shall continue to apply to such Participant and any Shares acquired pursuant to any Award hereunder, and shall be in addition to, and not in lieu of, the terms and conditions of such shareholders’ or similar agreement.

11. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number of Shares that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4(a) hereof, the number of Shares covered by each outstanding Award, and the price per Share underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a Share or other consideration subject to such Awards (1) in the event of changes in the issued and outstanding Shares or in the capital structure of the Company by reason of share dividends, extraordinary cash dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of Shares, whether payable in the form of cash, shares, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan. In lieu of or in addition to any adjustment pursuant to this Section 11, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions or payment, and its determination will be final, binding and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of Shares receive securities of another corporation or other property or cash, (iii) a Change in Control, or (iv) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

(1) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 11(a) hereof, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall be deemed earned (i) based on actual performance through the date of the Corporate Event (or, in the sole discretion of the Committee, at a level greater than actual performance), or (ii) at the target level (or if no target is specified, the maximum level) or, in the sole discretion of the Committee, at a level greater than target, in the event actual performance cannot be measured through the date of the Corporate Event; and will be converted into solely service based vesting awards that will vest during the performance period, if any, during which the original performance criteria would have been measured or, during such shorter period as may be determined by the Committee in its sole discretion;

(2) The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided, that unless otherwise set forth in an Award Agreement, any Awards that vest subject to the achievement of performance criteria will be deemed earned (i) based on actual performance through the date of the Corporate Event (or, in the sole discretion of the Committee, at a level greater than actual performance), or (ii) in the event actual performance cannot be measured through the date of the Corporate Event at the target level (or if no target is specified, the maximum level) or, in the sole discretion of the Committee, at a level greater than target; provided, further, that a Participant has not experienced a Termination prior to such Corporate Event;

(3) The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Shares in connection with such Corporate Event, less, in the case of Options, Share Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Share Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars (US $0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;

(4) The cancellation of any or all Options, Share Appreciation Rights and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided, that all Options, Share Appreciation Rights and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options, Share Appreciation Rights or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5) The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 11(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section 11 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

12. Use of Proceeds.

The proceeds received from the sale of Shares pursuant to the Plan shall be used for general corporate purposes.

13. Rights and Privileges as a Shareholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Share ownership in respect of Shares that are subject to Awards hereunder until such shares have been issued to that Person.

14. Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

15. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

16. Compliance with Laws.

(a) Delivery of Shares. The obligation of the Company to deliver Shares upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act and any applicable state agency (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act or any applicable state laws any of the Shares to be offered or sold under the Plan or any Shares to be issued upon exercise or settlement of Awards. If the Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Share certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

(b) Investment Assurances. The Committee may require a Participant, as a condition of exercising or acquiring Shares under any Award, (1) to give written assurances satisfactory to the Committee as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Committee who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (2) to give written assurances satisfactory to the Committee stating that the Participant is acquiring Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative (A) following the IPO Date, or (B) if, as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.

17. Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit Shares to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity.

18. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan or any Award Agreement at any time and from time to time.

(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c) Shareholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without shareholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Shares are listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 11 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d) No Repricing of Awards Without Shareholder Approval. Notwithstanding Sections 18(a) or 18(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 11(a) hereof), (2) any other action that is treated as a repricing under International Financial Reporting Standards promulgated by the International Accounting Standards Board or U.S. Generally Accepted Accounting Principles, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with an event set forth in Section 11(b) hereof.

19. Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the shareholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, reacquired, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

20. Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to the approval of the Company’s shareholders.

21. Miscellaneous.

(a) Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents shall be paid on Options or Share Appreciation Rights.

(b) Certificates. Shares acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Shares are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Shares. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Shares shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(c) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(d) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(e) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(f) Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any Shares until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability, (2) upon a

Corporate Event in which such Option is not assumed, continued, or substituted, (3) upon a Change in Control, or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 21(f) will apply to all Awards.

(g) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 21(g) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(h) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 21(h) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(i) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of Shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(j) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(k) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(l) Governing Law. The Plan shall be governed by and construed in accordance with the laws of Bermuda without reference to the principles of conflicts of laws thereof.

(m) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(n) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in Bermuda (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 21(n), the provisions of this Section 21(n) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided, that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than one hundred and twenty (120) days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in any court sitting in Bermuda. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(o) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(p) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(q) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(r) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*     *     *